Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

COEPTIS THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid
	Equity	Series A Warrants (3)	457(g)
		Series B Warrants (3)	457(g)

	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Series A Warrants	457(o)		$750,000	$82.65
	Equity	Shares of Common Stock, par value $0.0001 per share, issuable upon exercise of Series B Warrants	457(o)		$750,000	$82.65

	Total Offering Amounts				$1,500,000	$165.30
	Total Fees Previously Paid					$0
	Total Fee Offsets					$0
	Net Fee Due					$165.30

(1)	In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the Securities Act”), an additional amount of securities having a proposed maximum aggregate offering price of $1,500,000 is hereby registered.
(2)	The registrant previously registered securities with a proposed maximum aggregate offering price of (i) $12,300,000 on a registration statement on Form S-1, as amended (File No. 333-269782) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on June 13, 2023 and (ii) and an additional $922,500 on an MEF Form S-1 (File No. 333-272629) of the Company that was filed with the Securities and Exchange Commission on June 13, 2023 (the “MEF Registration Statement”).

(3)	No fee pursuant to Rule 457(g) of the Securities Act.